Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated December 28, 2012, with respect to the combined financial statements of the High Plains Broadcasting Operating Company LLC Stations and Newport Television LLC Stations in Cincinnati, OH; Harrisburg, PA; Mobile, AL; Rochester, NY; San Antonio, TX; and Wichita, KS as of December 31, 2011 and for the year then ended included in the Form 8-K/A of Sinclair Broadcast Group, Inc.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Sinclair Broadcast Group, Inc. on Forms S-3 (File No. 333-12257, File No. 333-12255, File No. 333-107575, and File No. 333-157786), Form S-3MEF (File No. 333-49543), and Forms S-8 (File No. 333-58135, File No. 333-43047, File No. 333-31571, File No. 333-103528, File No. 333-129615, and File No. 333-152884).

/s/ Grant Thornton LLP

Wichita, Kansas
February 15, 2013